Exhibit 99.1

Contact: Claudia Kaeberlein, Communications & PR Manager

Phone: 330-761-5658 (mobile)

Email: ckaeberlein@myersind.com

Myers Industries Appoints Samantha Rutty as Executive Vice President and Chief Financial Officer

AKRON, Ohio (Sept. 5, 2025)—Myers Industries, Inc. (NYSE: MYE), a leading manufacturer of products that protect the world from the ground up, today announced that Samantha Rutty, 44, has been appointed Executive Vice President and Chief Financial Officer, effective Sept. 22, 2025.

Ms. Rutty brings to her new role more than two decades of finance leadership experience across global services and manufacturing companies. She joins Myers from The Brink’s Company, where she had served as Vice President and Chief Financial Officer of Brink’s North America since Nov. 2022. Brink’s is a leading global provider of cash and valuables management, digital retail solutions, and ATM managed services.

Prior to Brink’s, she spent 20 years with Eaton Corporation in a series of senior finance roles, including Director of Finance, eMobility; Division Controller, Fluid and Electrical Distribution; and Division Controller, Fuel and Motion Controls Aerospace. Eaton is a global power management company providing industry-leading electrical, aerospace, hydraulic, and vehicle products and services.

“We are excited to welcome Samantha to Myers,” said Aaron Schapper, President and Chief Executive Officer. “She is a proven finance leader with a wide range of experience at industry-leading companies. She will be a strong partner as we continue to strengthen Myers and deliver results for our customers and shareholders.”

Ms. Rutty earned an MBA from Western Michigan University’s Haworth College of Business and a Bachelor of Arts in business studies from the University of Lancashire.

She succeeds Daniel Hoehn, who has served as interim CFO since May 2, 2025. Mr. Hoehn will continue in his role as Vice President and Corporate Controller following the transition.

About Myers Industries

Myers Industries Inc., based in Akron, Ohio, is a leading manufacturer of sustainable plastic and metal products that protect the world from the ground up for Consumer, Vehicle, Food & Beverage, Industrial, Infrastructure, and Automotive Aftermarket end markets. Myers Industries has a rich history that is built on strong brands and innovative products. Through years of continuous product development and strategic acquisitions, the company has established itself as a leading diversified industrial company, providing customers with critical solutions that deliver exceptional value. Visit myersindustries.com to learn more.

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